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K2 Inc. Announces Pricing for its Tender Offer for its 7 3/8% Senior Notes due 2014 and Receipt of

Requisite Consents in the Related Consent Solicitation

Carlsbad, California – July 31, 2007 – K2 Inc. (NYSE: KTO) announced today the determination of the pricing for its previously announced cash tender offer to purchase any and all of its outstanding 7 3/8% Senior Notes due 2014 (CUSIP No. 482732AE4) (the “Notes”). The tender offer and related solicitation of consents to amend the indenture pursuant to which the Notes were issued (the “Indenture”) are being made in connection with the previously announced Agreement and Plan of Merger by and among Jarden Corporation (“Jarden”), K2 Merger Sub, Inc., a wholly-owned subsidiary of Jarden (“Merger Sub”), and K2 Inc. (“K2”), pursuant to which Merger Sub will merge with and into K2, with K2 surviving the merger as a wholly-owned subsidiary of Jarden (the “Merger”). The tender offer and consent solicitation are being made upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated July 18, 2007 (the “Offer to Purchase”) and the related Consent and Letter of Transmittal, and are conditioned upon, among other things, the consummation of the Merger.

The total consideration for the Notes was determined as of 2:00 P.M., New York City time, on July 31, 2007, using the yield of the 3.625% U.S. Treasury Note due July 15, 2009 (the “Reference Security”) plus a fixed spread of 50 basis points and based on the Scheduled Initial Payment Date, as defined in the Offer to Purchase, of August 8, 2007. The yield on the Reference Security was 4.628% and the tender offer yield was 5.128%. Accordingly, the total consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to 5:00 P.M., New York City time, on July 31, 2007 (the “Consent Date”) is $1,073.56, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes. The tender offer consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of Notes validly tendered after the Consent Date but at or prior to the Expiration Date (as defined below) is $1,043.56.

In addition, K2 announced that approximately $198.96 million of outstanding Notes, or approximately 99.5% of the aggregate principal amount of Notes outstanding, had been validly tendered and not validly withdrawn on or prior to the Consent Date. Accordingly, K2 has received the requisite consents to adopt the proposed amendments to the Indenture pursuant to the consent solicitation. K2, its subsidiaries guaranteeing the Notes and the trustee under the Indenture have entered into a supplemental indenture giving effect to the amendments, which will eliminate substantially all restrictive covenants and events of default, among other things, and which will become effective immediately upon its execution and delivery; however, the amendments will not become operative until the Initial Payment Date (as defined in the Offer to Purchase).

The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including the Merger having occurred or occurring substantially concurrent with the initial payment date. The tender offer will expire at 11:59 P.M., New York City time, on Tuesday, August 14, 2007 (the “Expiration Date”), unless extended or earlier terminated in accordance with the terms of the Offer to Purchase. Rights to withdraw tendered Notes and to revoke delivered consents terminated on the Consent Date; however, holders of Notes who have not yet tendered their Notes or who validly withdrew tendered Notes prior to the Consent Date may still tender their Notes until the Expiration Date.

K2 has retained Lehman Brothers Inc. to act as the Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation. Persons with questions regarding the tender offer and the consent solicitation should contact Lehman Brothers Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect). Requests for documentation may be directed to Global Bondholder Services Corporation who has been retained as the Information Agent for the tender offer and consent solicitation, which can be contacted at (212) 430-3774 (for banks and brokers only) or (866) 470-4200 (for all others toll-free).

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer to purchase the Notes is only being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that K2 has distributed to holders of Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer or consent solicitation are required to be made by a licensed broker or dealer, they shall be deemed to be made by Lehman Brothers Inc. on behalf of K2.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Penn®, Pflueger®, Sevylor® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth® and Brass Eagle® in the Team Sports segment; K2®, Völkl®, Marker® and Ride® in the Action Sports segment; and Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Penn®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Sevylor®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Völkl®, Worth® and Worr Games® are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Forward Looking Statements

This news release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to, the completion of the merger with Jarden and the tender offer and consent solicitation with respect to the Notes, K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, outcome of material litigation and other risks and uncertainties as detailed from time to time in K2’s reports filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release are made as of the date of this news release, and K2 does not undertake to update any such forward-looking statements unless legally required.